                       SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C.  20549


                                    Form 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934





        Date of Report:               January 27, 1994
                        -------------------------------------------------
                              (Date of earliest event reported)



                                   BOSTON EDISON COMPANY
                    ------------------------------------------------------
                    (Exact name of registrant as specified in its charter)



              Massachusetts                1-2301               04-1278810
       ----------------------------    -------------      ----------------------
       (State or other jurisdiction    (Commission        (I.R.S. Employer
               of incorporation)        File Number)      Identification Number)



              800 Boylston Street, Boston, Massachusetts         02199
              ------------------------------------------       ----------
              (Address of principal executive offices)         (Zip Code)



                                      617-424-2000
                  ----------------------------------------------------
                  (Registrant's telephone number, including area code)
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Item 5.  OTHER EVENTS


On January 27, 1994 Boston Edison Company issued a press release announcing its earnings for the twelve and three months ended December 31, 1993. The press release follows on pages 3 and 4.










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                                                                January 27, 1994


                     BOSTON EDISON ANNOUNCES 1993 EARNINGS

BOSTON, MA -- Boston Edison Company (BSE-NYSE) today reported earnings per common share of $2.28 and $0.13 for the twelve and three months ended December 31, 1993, respectively, versus earnings of $2.10 and $0.24 for the same periods in 1992, respectively.

Earnings for calendar year 1993 increased primarily due to an annual rate increase of $42 million which became effective November 1, 1992, and lower purchased power expenses associated with a $60 million contract which expired on October 31, 1993. Also affecting the increase in earnings were lower interest expense and lower amortization expense which resulted from a regulatory-approved delay in expensing the remaining costs associated with the cancelled Pilgrim 2 nuclear unit, which will be expensed in 1994/1995. These were partially offset by increased operations and maintenance expense, and higher income tax and property tax expenses which resulted from the discontinuance of regulatory-approved adjustments in prior years. Retail electricity sales for the year were up 1.2%.

On a quarterly basis, earnings for 1993 reflect a change in the months for which certain customers were billed at "summer surcharge" rates as mandated by state regulators. This change in billing had the effect of increasing second quarter earnings and reducing fourth quarter earnings by approximately $0.23 per share.

Had the summer surcharge period not been changed, earnings per share for the fourth quarter would have been $0.36 versus $0.24 from last year, increasing primarily as a result of an annual rate increase of $29 million which became effective November 1, 1993, lower purchased power expenses associated with a $60 million contract which expired on October 31, 1993 and lower amortization expense as explained above. These were partially offset by higher operations and maintenance expense and higher property tax expense as explained above. Retail electricity sales for the quarter were up 0.5%.





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
Financial Data(in thousands except per share data)

3 MONTHS ENDED DECEMBER 31:          1993         1992   % CHANGE
Operating revenues               $345,403     $359,427       -3.9%
Net income                         $9,922      $14,831      -33.1
Earnings per share                  $0.13        $0.24      -45.8

Weighted average # of shares       45,095       44,724       +0.8
Dividend declared per share
   of common stock                  $0.44       $0.425       +3.5

12 MONTHS ENDED DECEMBER 31:         1993         1992   % CHANGE
Operating revenues             $1,482,253   $1,411,753       +5.0%
Net income                       $118,218     $107,298      +10.2
Earnings per share                  $2.28        $2.10       +8.6

Weighted average # of shares       44,959       43,144       +4.2
Dividends declared per share
   of common stock                 $1.715       $1.655       +3.6










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                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.













                                   BOSTON EDISON COMPANY



                              By:  /s/  Robert J. Weafer, Jr.
                                   -------------------------------------
                                        Robert J. Weafer, Jr.
                                        Vice President, Controller and
                                        Chief Accounting Officer


Date:  January 27, 1994





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